               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            PORTFOLIO OF INVESTMENTS

                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

                                                                         PRINCIPAL      VALUE        % OF NET
SENIOR SECURED FLOATING RATE INTERESTS * *{/\}                            AMOUNT       (NOTE 1)       ASSETS
----------------------------------------------------------------------  -----------  ------------  -------------
Services (27.4%)
  Star Markets, Inc.: ................................................           --            --        7.4
    RETAILERS-FOOD
    Term Loan C due 12/31/02 .........................................    6,000,000  $  6,000,000         --
  Omni Services, Inc.: ...............................................           --            --        6.2
    BUSINESS & PUBLIC SERVICES
    Axel due 10/30/05 ................................................    5,000,000     5,006,250         --
  KSL Recreation Group, Inc.: ........................................           --            --        5.6
    LEISURE & TOURISM
    Term loan A due 4/30/05 ..........................................    1,964,286     1,964,286         --
    Term loan B due 4/30/06 ..........................................    1,964,286     1,964,286         --
    Revolving credit due 4/30/03 .....................................      661,225       661,225         --
  Atlas Freighter Leasing, Inc.: .....................................           --            --        3.7
    TRANSPORTATION - AIRLINES
    Term loan due 5/29/04 ............................................    3,000,000     2,992,500         --
  SC International Services, Inc.: ...................................           --            --        3.0
    CARGO - AIRLINES
    Term loan A-2 due 9/15/00 ........................................    2,368,405     2,371,366         --
    Term loan A due 9/15/00 ..........................................       20,835        20,862         --
  Affinity Group: ....................................................           --            --        1.5
    LEISURE & TOURISM
    Revolving credit due 3/31/02 .....................................    1,187,500     1,181,563         --
                                                                                     ------------
                                                                                       22,162,338
                                                                                     ------------
Capital Goods (18.0%)
  L-3 Communications Corp.: ..........................................           --            --        6.8
    AEROSPACE/DEFENSE
    Term loan B due 3/31/05 ..........................................    2,500,000     2,495,000         --
    Term loan C due 3/31/06 ..........................................    1,650,000     1,646,700         --
    Term loan A due 3/31/04 ..........................................    1,375,000     1,372,250         --
  Telex Communications, Inc.: ........................................           --            --        4.3
    ELECTRICAL PLANT/EQUIPMENT
    Term loan B due 11/6/04 ..........................................    3,500,000     3,500,000         --
  Laidlaw Chemical Waste, Inc.: ......................................           --            --        3.7
    ENVIRONMENTAL
    Term loan B due 5/15/04 ..........................................    1,500,000     1,496,250         --
    Term loan C due 5/15/05 ..........................................    1,500,000     1,496,250         --
  Amphenol Corp.: ....................................................           --            --        3.2
    ELECTRICAL PLANT/EQUIPMENT
    Term loan B due 5/19/05 ..........................................    1,275,000     1,275,000         --
    Term loan C due 5/19/06 ..........................................    1,275,000     1,275,000         --
                                                                                     ------------
                                                                                       14,556,450
                                                                                     ------------
Materials/Basic Industry (17.9%)
  Huntsman Specialty Chemicals Corp.: ................................           --            --        6.2
    CHEMICALS
    Term loan due 3/15/07 ............................................    2,727,273     2,727,273         --
    Term loan C due 3/15/05 ..........................................    2,272,727     2,272,727         --
  ACME Metals, Inc.: .................................................           --            --        4.3
    METALS - STEEL
    Term loan A due 8/1/01 ...........................................    3,500,000     3,508,750         --

    The accompanying notes are an integral part of the financial statements.

                                       F1

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

                                                                         PRINCIPAL      VALUE        % OF NET
SENIOR SECURED FLOATING RATE INTERESTS * *{/\}                            AMOUNT       (NOTE 1)       ASSETS
----------------------------------------------------------------------  -----------  ------------  -------------
Materials/Basic Industry (Continued)
  Stone Container International Services, Inc.: ......................           --            --        4.3
    PAPER/PACKAGING
    Term loan E due 10/1/03 ..........................................    3,500,000  $  3,494,750         --
  Interlake Corp.: ...................................................           --            --        3.1
    METALS - NON-FERROUS
    Term loan due 6/30/99 ............................................    2,500,000     2,496,875         --
                                                                                     ------------
                                                                                       14,500,375
                                                                                     ------------
Technology (10.4%)
  Bridge Information Systems, Inc.: ..................................           --            --        6.1
    NETWORKING
    Term loan C due 2/15/02 ..........................................    3,167,677     3,165,302         --
    Term loan B due 12/31/01 .........................................    1,755,738     1,754,421         --
  Sprint Spectrum L.P.: ..............................................           --            --        4.3
    WIRELESS COMMUNICATIONS
    Term loan due 6/30/01 ............................................    3,500,000     3,482,500         --
                                                                                     ------------
                                                                                        8,402,223
                                                                                     ------------
Consumer Non-Durables (6.3%)
  Del Monte Corp.: ...................................................           --            --        6.3
    FOOD
    Term loan B due 3/31/05 ..........................................    5,100,000     5,119,125         --
                                                                                     ------------
Health Care (6.2%)
  Dade International, Inc.: ..........................................           --            --        3.7
    MEDICAL TECHNOLOGY & SUPPLIES
    Term loan C due 12/31/03 .........................................    1,861,159     1,863,485         --
    Term loan B due 12/31/02 .........................................    1,129,427     1,130,836         --
  Leiner Health Products Group: ......................................           --            --        2.5
    PHARMACEUTICALS
    Term loan C due 12/30/05 .........................................    2,000,000     2,000,000         --
                                                                                     ------------
                                                                                        4,994,321
                                                                                     ------------
Finance - Other (4.3%)
  WCI Communities L.P., Inc.: ........................................           --            --        4.3
    REAL ESTATE
    Term loan due 2/18/00 ............................................    3,500,000     3,482,500         --
                                                                                     ------------
Energy (3.6%)
  Centennial Resoures, Inc.: .........................................           --            --        3.6
    COAL
    Term loan B due 3/31/04 ..........................................    1,988,889     1,983,916         --
    Term loan A due 3/31/02 ..........................................      950,000       947,625         --
                                                                                     ------------
                                                                                        2,931,541
                                                                                     ------------

    The accompanying notes are an integral part of the financial statements.

                                       F2

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

                                                                         PRINCIPAL      VALUE        % OF NET
SENIOR SECURED FLOATING RATE INTERESTS * *{/\}                            AMOUNT       (NOTE 1)       ASSETS
----------------------------------------------------------------------  -----------  ------------  -------------
Consumer Durables (3.1%)
  Manchester Tank & Equipment Co.: ...................................           --            --        3.1
    APPLIANCES & HOUSEHOLD
    Term loan due 7/30/97 ............................................    2,493,725  $  2,487,491         --
                                                                                     ------------      -----

TOTAL SENIOR SECURED FLOATING RATE INTERESTS (cost $78,649,107) ......                 78,636,364       97.2
                                                                                     ------------      -----

                                                                                        VALUE        % OF NET
REPURCHASE AGREEMENT                                                                   (NOTE 1)       ASSETS
----------------------------------------------------------------------               ------------  -------------
  Dated June 30, 1997, with State Street Bank & Trust Co., due July 1,
   1997, for an effective yield of 5.75%, collateralized by $135,000
   U.S. Treasury Note, 6.125% due 3/31/98 (market value of collateral
   is $137,385, including accrued interest). (cost $130,021)  ........                    130,021        0.2
                                                                                     ------------      -----

TOTAL INVESTMENTS (cost $78,779,128)  * ..............................                 78,766,385       97.4
Other Assets and Liabilities .........................................                  2,098,760        2.6
                                                                                     ------------      -----

NET ASSETS ...........................................................               $ 80,865,145      100.0
                                                                                     ------------      -----
                                                                                     ------------      -----

--------------

          * For Federal income tax purposes, cost is $78,779,128 and appreciation (depreciation) is as follows:

                 Unrealized appreciation:         $      72,119
                 Unrealized depreciation:               (84,862)
                                                  -------------
                 Net unrealized depreciation:     $     (12,743)
                                                  -------------
                                                  -------------

         ** Senior secured corporate loans and senior secured debt securities in the Fund's portfolio generally have variable rates which adjust to a base, such as the London Inter-Bank Offered Rate ("LIBOR"), on set dates, typically every 30 days but not greater than one year; and/or have interest rates that float at a margin above a widely recognized base lending rate such as the Prime Rate of a designated U.S. bank. Senior secured floating rate interests are, at present, not readily marketable and may be subject to restrictions on resale.
       {/\} Senior secured floating rate interests often require prepayments from excess cash flow or permit the borrower to prepay at its election. The degree to which borrowers repay, whether as a contractual requirement or at their election, cannot be predicted with accuracy. As a result, the actual remaining maturity may be substantially less than the stated maturities shown. However, it is anticipated that the senior secured floating rate interests will have an expected average life of three to five years.

    The accompanying notes are an integral part of the financial statements.

                                       F3

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                              STATEMENT OF ASSETS
                                 AND LIABILITIES
                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

Assets:
  Investments, at value (cost $78,779,128) (Note 1)..................................  $78,766,385
  U.S. currency......................................................................          844
  Receivable for Fund shares sold....................................................    1,542,138
  Interest receivable................................................................      739,776
  Receivable for investments sold....................................................      206,472
  Unamortized organizational costs (Note 1)..........................................      205,252
  Receivable from Chancellor LGT Asset Management, Inc...............................       78,544
                                                                                       -----------
    Total assets.....................................................................   81,539,411
                                                                                       -----------
Liabilities:
  Payable for distribution...........................................................      278,813
  Payable for organization expenses (Note 1).........................................      212,350
  Payable for investment management and administration fees (Note 2).................       92,500
  Payable for transfer agent fees....................................................       31,671
  Deferred facility fees (Note 1)....................................................       28,308
  Payable for printing and postage expenses..........................................       13,725
  Payable for professional fees......................................................       10,069
  Payable for custodian fees.........................................................        3,050
  Payable for fund accounting fees (Note 2)..........................................        1,772
  Payable for Directors' and Trustees' fees and expenses (Note 2)....................          570
  Payable for registration and filing fees...........................................          280
  Other accrued expenses.............................................................        1,058
                                                                                       -----------
    Total liabilities................................................................      674,166
                                                                                       -----------
  Minority interest (Note 1).........................................................          100
                                                                                       -----------
Net assets...........................................................................  $80,865,145
                                                                                       -----------
                                                                                       -----------
Net asset value per share ($80,865,145 DIVIDED BY 8,087,189 shares outstanding)......  $     10.00
                                                                                       -----------
                                                                                       -----------
Net assets consist of:
  Paid in capital (Note 4)...........................................................  $80,871,571
  Undistributed net investment income................................................        5,707
  Accumulated net realized gain on investments.......................................          610
  Net unrealized depreciation of investments.........................................      (12,743)
                                                                                       -----------
Total -- representing net assets applicable to capital shares outstanding............  $80,865,145
                                                                                       -----------
                                                                                       -----------

    The accompanying notes are an integral part of the financial statements.

                                       F4

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            STATEMENT OF OPERATIONS

     May 1, 1997 (commencement of operations) to June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

Investment income:
  Interest income.......................................................................................  $ 965,931
  Interest expense (Note 1).............................................................................     (8,177)
  Facility fees earned (Note 1).........................................................................        428
                                                                                                          ---------
    Total investment income.............................................................................    958,182
                                                                                                          ---------
Expenses:
  Investment management and administration fees (Note 2)................................................    127,069
  Transfer agent fees...................................................................................     39,650
  Professional fees.....................................................................................     34,455
  Printing and postage expenses.........................................................................     13,725
  Amortization of organization costs (Note 1)...........................................................      7,098
  Directors' and Trustees' fees and expenses (Note 2)...................................................      6,770
  Fund accounting fees (Note 2).........................................................................      3,226
  Custodian fees........................................................................................      3,050
  Registration and filing fees..........................................................................      1,305
  Other expenses........................................................................................      5,305
                                                                                                          ---------
    Total expenses before reimbursement.................................................................    241,653
      Expenses reimbursed by Chancellor LGT Asset Management, Inc.......................................    (78,544)
                                                                                                          ---------
    Total net expenses..................................................................................    163,109
                                                                                                          ---------
Net investment income...................................................................................    795,073
                                                                                                          ---------
Net realized and unrealized loss on investments: (Note 1)
  Net realized gain on investments......................................................................        610
  Net unrealized depreciation during the period.........................................................    (12,743)
                                                                                                          ---------
Net realized and unrealized loss on investments.........................................................    (12,133)
                                                                                                          ---------
Net increase in net assets resulting from operations....................................................  $ 782,940
                                                                                                          ---------
                                                                                                          ---------

    The accompanying notes are an integral part of the financial statements.

                                       F5

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                       STATEMENT OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------

                                                                                   MAY 1, 1997
                                                                                  (COMMENCEMENT
                                                                                  OF OPERATIONS)
                                                                                        TO
                                                                                  JUNE 30, 1997
                                                                                   (UNAUDITED)
                                                                                  --------------
Increase (decrease) in net assets
Operations:
  Net investment income.........................................................   $    795,073
  Net realized gain on investments..............................................            610
  Net change in unrealized depreciation of investments..........................        (12,743)
                                                                                  --------------
    Net increase in net assets resulting from operations........................        782,940
                                                                                  --------------
Distributions to shareholders: (Note 1)
  From net investment income....................................................       (789,366)
                                                                                  --------------
Capital share transactions: (Note 4)
  Increase from capital shares sold.............................................     80,344,479
  Increase from shares reinvested...............................................        427,092
  Decrease from capital shares repurchased......................................             --
                                                                                  --------------
    Net increase from capital share transactions................................     80,771,571
                                                                                  --------------
Total increase in net assets....................................................     80,765,145
Net assets:
  Beginning of period...........................................................        100,000
                                                                                  --------------
  End of period *...............................................................   $ 80,865,145
                                                                                  --------------
                                                                                  --------------
 * Includes undistributed net investment income of..............................   $      5,707
                                                                                  --------------
                                                                                  --------------

    The accompanying notes are an integral part of the financial statements.

                                       F6

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            STATEMENT OF CASH FLOWS

     May 1, 1997 (commencement of operations) to June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

Cash Provided by Operating Activities:
  Net increase in net assets resulting from operations......  $    782,940
  Adjustments to reconcile net increase in net assets
   resulting from operations to net cash provided by
   operating activities:
    Increase in receivables.................................      (818,320)
    Decrease in unamortized organizational costs............         7,098
    Net realized and unrealized loss on investments.........        12,133
    Increase in payables....................................       433,608
    Deferred facility fees..................................        28,308
                                                              ------------
      Net cash provided by operating activities.............       445,767
                                                              ------------
Cash Used for Investing Activities:
  Proceeds from principal payments and sales of senior
   secured floating rate interests..........................       294,778
  Purchases of senior secured floating rate interests.......   (79,149,747)
  Purchases of short-term investments.......................   (32,966,021)
  Proceeds from sales and maturities of short-term
   investments..............................................    32,836,000
                                                              ------------
      Net cash used for investing activities................   (78,984,990)
                                                              ------------
Cash Provided by Financing Activities:
  Proceeds from capital shares sold.........................    78,802,341
  Proceeds from bank line of credit.........................    10,711,000
  Repayment of bank line of credit..........................   (10,711,000)
  Dividends paid to shareholders............................      (362,274)
                                                              ------------
      Net cash provided by financing activities.............    78,440,067
                                                              ------------
  Net decrease in cash......................................       (99,156)
  Cash, beginning of the period.............................       100,000
                                                              ------------
  Cash, end of the period...................................  $        844
                                                              ------------
                                                              ------------
Non-Cash Financing Activities:
  Capital shares issued in reinvestment of dividends paid to
   shareholders.............................................       427,092
                                                              ------------
                                                              ------------

                                       F7

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                              FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
Contained below is per share operating performance data for a share outstanding, total investment return, ratios and supplemental data. This information has been derived from information provided in the financial statements.

                                                                                   MAY 1, 1997
                                                                                  (COMMENCEMENT
                                                                                       OF
                                                                                   OPERATIONS)
                                                                                       TO
                                                                                  JUNE 30, 1997
                                                                                   (UNAUDITED)
                                                                                  -------------
Per Share Operating Performance:
Net asset value, beginning of period............................................    $ 10.00
                                                                                  -------------
Income from investment operations:
  Net investment income.........................................................       0.11
  Net realized and unrealized loss on investment................................         --(c)
                                                                                  -------------
    Net increase from investment operations.....................................       0.11
Distributions to shareholders:
  From net investment income....................................................      (0.11)
                                                                                  -------------
Net asset value, end of period..................................................    $ 10.00
                                                                                  -------------
                                                                                  -------------
Total investment return.........................................................       1.25% (b)
Ratios and supplemental data:
Net assets, end of period (in 000's)............................................    $80,865
Ratio of net investment income to average net assets............................       7.31% (a)
Ratio of expenses to average net assets:
  With expense reimbursement by Chancellor LGT Asset Management, Inc. (Notes 1 &
   5)...........................................................................       1.50% (a)
  Without expense reimbursement by Chancellor LGT Asset Management, Inc.........       2.22% (a)
Ratio of interest expense to average net assets (Note 1)........................        .08% (a)
Portfolio turnover rate.........................................................          4% (a)

--------------

 (a) Annualized
 (b) Not annualized
 (c) Amount is less than $.01 per share.

    The accompanying notes are an integral part of the financial statements.

                                       F8

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                                    NOTES TO
                              FINANCIAL STATEMENTS
                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES
GT Global Floating Rate Fund, Inc. ("Fund") is organized as a Maryland corporation and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a continuously offered non-diversified, closed-end management investment company.

The Fund invests all of its investable assets in the Floating Rate Portfolio ("Portfolio"). The Portfolio is organized as a Delaware Business Trust and is registered under the 1940 Act as a non-diversified, closed-end management investment company.

The Portfolio has investment objectives, policies, and limitations substantially identical to those of the Fund. Therefore, the financial statements of the Fund and the Portfolio have been presented on a consolidated basis, and represent all activities of both the Fund and Portfolio. Through June 30, 1997, all of the beneficial interest in the Portfolio was owned either by the Fund or Chancellor LGT Asset Management, Inc., which has a nominal ($100) investment in the Portfolio.

The following is a summary of significant accounting policies consistently followed by the Fund and Portfolio in the preparation of the financial statements. The policies are in conformity with generally accepted accounting principles, and the financial statements may include certain estimates made by management.

(A) PORTFOLIO VALUATION
The Portfolio invests primarily in senior secured corporate loans ("Corporate Loans") and senior secured debt securities ("Corporate Debt Securities") that meet credit standards established by Chancellor LGT Senior Secured Management, Inc. (the "Manager").

When possible, the Manager will rely on quotations provided by banks, dealers or pricing services with respect to Corporate Loans and Corporate Debt Securities. Whenever it is not possible to obtain such quotes, the Manager, subject to guidelines reviewed by the Portfolio's Board of Trustees, values the Corporate Loans and Corporate Debt Securities at fair value, which approximates market value. In valuing a Corporate Loan or Corporate Debt Security, the Manager considers, among other factors, (i) the creditworthiness of the U.S. or non-U.S. Company borrowing or issuing Corporate Debt Securities ("Borrower") and any intermediate loan participants, (ii) the current interest rate, period until next interest rate reset and maturity of the Corporate Loan or Corporate Debt Security, (iii) recent prices in the market for instruments of similar quality, rate, period until next interest rate reset and maturity.

The value of interest rate swaps, caps and floors is determined in accordance with a formula and then confirmed periodically by obtaining a bank quotation. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless this method no longer produces fair valuations. Repurchase agreements are valued at cost plus accrued interest. Rights or warrants to acquire stock or stock acquired pursuant to the exercise of a right or warrant, may be valued taking into account various factors such as original cost to the Portfolio, earnings and net worth of the issuer, market prices for securities of similar issuers, assessment of the issuer's future prosperity, liquidation value or third party transactions involving the issuer's securities.

Investments for which market quotations are not readily available (including restricted securities which are subject to limitations on their sale) are valued at fair value as determined in good faith by or under the direction of the Portfolio's Board of Trustees.

(B) REPURCHASE AGREEMENTS
With respect to repurchase agreements entered into by the Portfolio, it is the Portfolio's policy to always receive, as collateral, United States government securities or other high quality debt securities of which the value, including accrued interest, is at least equal to the amount to be repaid to the Portfolio under each agreement at its maturity.

(C) FOREIGN CURRENCY SWAPS
Foreign currency swaps are the exchange by the Portfolio with another party (the "counterparty") of the right to receive the currency in which a loan is denominated for the right to receive U.S. dollars.

The Portfolio may enter into a transaction subject to a foreign currency swap only if, at the time of entering into such swap, the outstanding debt obligations of the counterparty are investment grade or determined to be of comparable quality in the judgement of the Manager. The amounts of U.S. dollar payments to be received by the Portfolio and the foreign currency payments to be received by the counterparty are fixed at the time the swap arrangement is entered into. The swap protects the Portfolio from fluctuations in exchange rates and locks in the right to receive payments under the loan in a predetermined amount of U.S. dollars.

(D) SECURITY TRANSACTIONS
Security transactions are accounted for on the trade date (date the order to buy or sell is executed). The cost of securities sold is determined on a first-in, first-out basis, unless otherwise specified. The Portfolio may trade securities on other than normal settlement terms. This may increase the market risk if the other party to the transaction fails to deliver and causes the Portfolio to subsequently invest at less advantageous prices.

(E) TAXES
It is the policy of the Fund to meet the requirements for qualification as a "regulated investment company" under the Internal Revenue Code of 1986, as amended ("Code"). It is also the intention of the Fund to make distributions sufficient to avoid imposition of any excise tax under Section 4982 of the Code. Therefore, no provision has been made for Federal taxes on income, capital gains, and unrealized appreciation of securities held, or excise tax on income and capital gains.

                                       F9

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

(F) DISTRIBUTIONS TO SHAREHOLDERS
Distributions to shareholders from net investment income are declared daily and paid or reinvested monthly. Income and capital gain distributions are determined in accordance with Federal income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments of income and gains on various investment securities held by the Portfolio and timing differences.

(G) DEFERRED ORGANIZATIONAL EXPENSES
Expenses incurred by the Fund or Portfolio in connection with its organization, its registration with the Securities and Exchange Commission and with various states aggregated $212,350. These expenses are being amortized on a basis over a five-period period.

(H) RESTRICTED SECURITIES
The Portfolio may invest all or substantially all of its assets in Corporate Loans, Corporate Debt Securities or other securities that are rated below investment grade by a nationally recognized statistical rating organization, or in comparable unrated securities. The Portfolio is permitted to invest in privately placed restricted securities. These securities may be resold in transactions exempt from registration or to the public if the securities are registered. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at an acceptable price may be difficult.

(I) SECURITIES PURCHASED ON A WHEN-ISSUED AND DELAYED DELIVERY BASIS
The Portfolio may purchase and sell interests in Corporate Loans and Corporate Debt Securities and other portfolio securities on a when-issued and delayed delivery basis, with payment and delivery scheduled for a future date. No income accrues to the Portfolio on such interests or securities in connection with such transactions prior to the date the Portfolio actually takes delivery of such interests or securities. These transactions are subject to market fluctuations and are subject to the risk that the value at delivery may be more or less than the trade date purchase price. Although the Portfolio will generally purchase these securities with the intention of acquiring such securities, they may sell such securities before the settlement date. These securities are identified on the accompanying Portfolio of Investments. The Portfolio has set aside sufficient cash or liquid high grade debt securities as collateral for these purchase commitments.

(J) LINE OF CREDIT
The Fund, along with certain other funds advised by Chancellor LGT Asset Management, Inc., has a line of credit with BankBoston and State Street Bank. The arrangements with the banks allow the Fund to borrow an aggregate maximum amount of $200,000,000. The Fund is limited to borrowing up to 33 1/3% of the value of the Fund's total assets.

For the period ended June 30, 1997, the weighted average outstanding daily balance of bank loans (based on the number of days the loans were outstanding) was $1,484,525 with a weighted average interest rate of 6.28%.

(K) INTEREST RATE SWAPS
Interest rate swaps involve the exchange by the Portfolio with another party of their respective commitments to pay or receive interest, such as an exchange of fixed rate payments for floating rate payments. The Portfolio will enter into interest rate swaps in order to hedge all of its fixed rate Corporate Loans and Corporate Debt Securities against fluctuations in interest rates. The Portfolio usually will enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out with the Portfolio receiving or paying, as the case may be, only the net amount of the two payments. The Portfolio will not enter into any interest rate hedging transaction unless the Manager considers the credit quality of the unsecured senior debt or the claims-paying ability of the other party thereto to be investment grade. The risk of loss with respect to interest rate swaps is limited to the net amount of interest payments that the Portfolio is contractually obligated to make.

(L) INVESTMENT INCOME
Interest income is recorded on an accrual basis. Where a high level of uncertainty exists as to collection of income on securities, income is recorded net of all withholding tax with any rebate recorded when received. Facility fees received are recognized as income ratably over the expected life of the loan. Market discounts are accreted over the stated life of each applicable security.

2. RELATED PARTIES
Chancellor LGT Senior Secured Management, Inc. is the Portfolio's investment manager and administrator. The Portfolio pays investment management and administration fees to the Manager at the annualized rate of 0.95% of the Portfolio's average daily net assets. Chancellor LGT Asset Management, Inc., an affiliate of the Manager, ("Chancellor LGT") acts as administrator of the Fund. The Fund pays Chancellor LGT administration fees, which are computed and paid monthly, at an annualized rate of 0.25% of the Fund's average daily net assets.

GT Global, Inc., an affiliate of the Manager, acts as the distributor of shares of Common Stock of the Fund.

The Manager, Chancellor LGT and GT Global voluntarily have undertaken during the first year of operations to limit the Fund's expenses (exclusive of brokerage commissions, taxes, interest, and extraordinary expenses) to the maximum annual rate of 1.50% of the average daily net assets of the Fund.

GT Global Investor Services, Inc. ("GT Services"), an affiliate of the Manager, Chancellor LGT and GT Global, is the transfer agent of the Funds. For performing shareholder servicing, reporting, and general transfer agent services, GT Services receives an annual maintenance fee of $17.50 per account, a new account fee of $4.00 per account, a per transaction fee of $1.75 for all transactions other than exchanges and a per exchange fee of $2.25. GT Services also is reimbursed by the Funds for its out-of-pocket expenses for such items as postage, forms, telephone charges, stationery and office supplies.

Chancellor LGT is the pricing and accounting agent for the Fund and Portfolio. Each of the Fund and the Portfolio pays a monthly fee for

                                      F10

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

these services to Chancellor LGT at the annualized rate, respectively of .02% and .01% of their average daily net assets.

The Fund pays each of its Directors who is not an employee, officer or director of the Manager or any of its affiliated companies $5,000 per year plus $300 for each meeting of the board attended by the Director and reimburses travel and other expenses incurred in connection with attending board meetings. The Portfolio pays each of its Trustees who is not an employee, officer, or director of the Manager $500 per year plus $150 for each meeting of the board or any committee thereof attended by the Trustee.

3. PURCHASES AND SALES OF SECURITIES
For the period ended June 30, 1997, purchases and sales of investment securities by the Portfolio, other than U.S. government obligations and short-term investments, aggregated $79,149,747 and $501,250, respectively. There were no purchases or sales of U.S. government obligations by the Portfolio for the period ended June 30, 1997.

4. CAPITAL SHARES
At June 30, 1997, the Fund is authorized to issue 1 billion shares of capital stock, $0.001 par value, all of which is classified as Common Stock.

                                             MAY 1, 1997 (COMMENCEMENT OF
                                             OPERATIONS) TO JUNE 30, 1997
                                                      (UNAUDITED)
                                          -----------------------------------
                                              SHARES             AMOUNT
                                          ---------------  ------------------
Shares sold.............................        8,044,480  $       80,344,479
Shares issued in connection with
  reinvestment of distributions.........           42,709             427,092
                                          ---------------  ------------------
                                                8,087,189          80,771,571
Shares repurchased......................               --                  --
                                          ---------------  ------------------
Net decrease............................        8,087,189  $       80,771,571
                                          ---------------  ------------------
                                          ---------------  ------------------

5. UNFUNDED LOAN INTEREST
As of June 30, 1997, the fund had unfunded loan commitments of $1,842,788, which would be extended at the option of the borrower, pursuant to the following loan agreements:

BORROWER
-------------------------------------------------------------------------------------------------------------------
KSL Recreation Group...............................................................................................
Affinity Group.....................................................................................................

                                                                                                                        UNFUNDED
                                                                                                                       COMMITMENT
BORROWER                                                                                                             (IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------  -------------
KSL Recreation Group...............................................................................................     $   2,571

Affinity Group.....................................................................................................         1,250


6. TENDER OFFER
The Fund's Board of Directors considers each quarter the making of Tender Offers which are offers to repurchase all or a portion of its shares of Common Stock from stockholders at a price per share equal to the net asset value per share of the Fund's Common Stock determined at the close of business on the day an offer terminates. Shares of common stock held less than four years and which are repurchased by the Fund pursuant to Tender Offers will be subject to an early withdrawal charge of up to 3% of the lesser of the then current net asset value or the original purchase price of the Common Stock being tendered.

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